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                                                                    Exhibit 16.1

                        [Arthur Andersen LLP Letterhead]

March 19, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated March 14, 2002 of Sara Lee Corporation, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP





Cc:    Wayne R. Szypulski